Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
XOS, INC.
Xos, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
FIRST: The name of the corporation is Xos, Inc., and the date on which the Certificate of Incorporation of this corporation (the “Certificate of Incorporation”) was originally filed with the Secretary of State of the State of Delaware was August 19, 2021, under the original name Xos, Inc.
SECOND: Article IV, Paragraph A of the Certificate of Incorporation of the Corporation is amended and restated as follows:
A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
Effective as of 5:00 pm Eastern time, on the date this Certificate of Amendment to this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each thirty shares of the Company’s Common Stock, par value $0.0001 per share, issued and outstanding shall be combined into one share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Stock Market on the date this Certificate of Amendment to the Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.
THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.
FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, Xos, Inc. has caused this Certificate of Amendment to be executed by its Chief Executive Officer as of December 6, 2023.

XOS, INC.

By:	/s/ Dakota Semler
Name: Dakota Semler Title: Chief Executive Officer